Exhibit 10.1
May 8, 2007
Mr. Dinesh Paliwal
Dear Dinesh:
On behalf of Harman International Industries, Incorporated (“Harman”), I submit an offer for the position of President, Chief Executive Officer and Vice Chairman of Harman. The Board of Directors of Harman (“Board”) will use all reasonable efforts consistent with legal and NYSE listing requirements to appoint you as a member of the Board on your start date (defined below). In your capacity as President, Chief Executive Officer and Vice Chairman of Harman, all staff and other functions of the Company shall report, directly or indirectly (through a subordinate of yours who reports directly to you), only to you and you will report directly to me so long as I remain Executive Chairman. If I cease for any reason to be Executive Chairman, you will report solely to the Board. Your principal place of employment will be an office we shall establish in the Stamford, Connecticut area and you will have a supplemental office available in our Washington, D.C. office when you travel there on business. The terms of this offer have been approved by the Compensation and Option Committee of the Board (the “Compensation Committee”) and the full Board. This offer provides the following:
1. Start Date: Your start date will be July 1, 2007, but your first day in the office will be Monday, July 2, 2007.
2. Outside Boards. At any time during your service hereunder, you shall be entitled to serve on the board of directors of one outside public company; provided, however, that if you are appointed or elected to a second outside public company board, you may continue to serve on both boards for a limited transaction period; provided that, within four (4) months of the date on which you become a member of such second board, you resign from or otherwise cease to serve on one of the other outside public company boards on which you are then serving.
3. Base Salary: Your annual base salary will be $1,125,000, subject to annual review (for increase, but not decrease) commencing on the first anniversary of your start date, and payable in accordance with our regular payroll schedule. Your base salary as increased from time to time shall be referred to herein as “Base Salary”.
4. Signing Bonus: Within five business days after your start date, you will be paid a cash lump sum signing bonus in an aggregate amount of $1,200,000.
5. Bonus: Effective with fiscal year 2008, (i.e. the fiscal year commencing July 1, 2007), you will be eligible to participate in the Management Incentive Compensation program with a cash target bonus opportunity equal to 150% of your Base Salary and a maximum bonus of 200% of your Base Salary. This bonus program is based upon Harman’s achievement of its business plan, as well as your achievement of individual performance goals. Your cash bonus for fiscal year 2008 will be guaranteed at no less than 150% of Base Salary with no pro ration if you start after July 1, 2007.

Mr. Dinesh Paliwal
May 8, 2007

6. Stock Options: On your start date, you will receive a one-time stock option award (“Stock Option Award”) of 100,000 shares of Harman common stock under the terms of Harman’s 2002 Stock Option and Incentive Plan (“Plan”) at a per share exercise price equal to the fair market value of Harman common stock on your start date, vesting 20% per year over five years commencing on the first anniversary of your start date, with acceleration and other provisions as provided in the Plan and the grant. The Stock Option Award will have a ten (10) year term. The form of grant is annexed hereto as Exhibit A. You will also be eligible for an annual stock option grant under the Plan beginning in September 2008, at the good faith discretion of the Compensation Committee of the Board, at a level commensurate with your position, but with a targeted stock option award of 50,000 shares (with the number of options adjusted in accordance with Section 10 of the Plan). The Stock Option Award will provide you with a right to reduce options to cover minimum required withholding and, if there has been a Change in Control (as defined in the Severance Agreement, as defined below), to pay the exercise price.
7. Restricted Stock:
     (a) On your start date, you will receive an award of 15,000 shares of restricted Harman common stock (“Restricted Stock Award”) under the Plan, vesting on July 1, 2010, provided that you are employed by Harman on that date or as otherwise provided in the form of grant annexed hereto as Exhibit B.
     (b) On your start date, you will receive an award of 33,575 shares of restricted Harman common stock as an inducement award (“Inducement Stock Award”). Of the Inducement Stock Award, (i) 18,575 shares will vest on March 1, 2010, and (ii) 15,000 shares will vest 20% per year on each of the first 5 anniversaries of the date of grant; provided that you must be employed on the applicable date for the shares to so vest, or as otherwise provided in the form of grant annexed hereto as Exhibit C. The Inducement Stock Award is granted as an inducement grant outside of Harman’s equity plans, and shall be registered via Form S-8 and listed with the NYSE, prior to your start date, or if Form S-8 is not available to permit the immediate sale of the Inducement Stock Award upon vesting, Harman will file a registration statement on Form S-3 at least 60 days before the first vesting date to permit you to sell these shares and, if the Company is then listed on the NYSE, list with the NYSE.
     (c) On your start date, you will receive 16,004 shares of restricted Harman common stock (“Equity Replacement Award”). The Equity Replacement Award will vest as to 5,169 of the restricted shares on March 1, 2008, as to 5,418 on March 1, 2009, and as to 5,417 on March 1, 2010, provided that you are employed on such date for such respective shares to so vest and as otherwise provided in the form of grant annexed hereto as Exhibit D. The Equity Replacement Award is granted as an inducement grant outside of Harman’s equity plans, and shall be registered via Form S-8 and listed with the NYSE, prior to your start date, or if Form S-8 is not available to permit the immediate sale of the Equity Replacement Reward upon vesting, Harman will file a registration statement on Form S-3 at least 60 days before the first vesting date to permit you to sell the shares and, if the Company is then listed on the NYSE, list with the NYSE.

Mr. Dinesh Paliwal
May 8, 2007

     (d) Each Award in (a), (b) and (c) above will provide you with a right to cover the minimum required tax withholding upon vesting by utilizing shares of the Restricted Stock Award or Inducement Stock Award if there has been a Change in Control (as defined in the Severance Agreement), at or prior to the vesting date.
8. RSU Replacement Award. On your start date, you will receive an award of 32,291 restricted stock units (the “RSU Replacement Award”). The RSU Replacement Award will fully vest on March 1, 2008 and on such date you will be paid a cash amount equal to the greater of $3,875,000 or the fair market value of the 32,291 restricted stock units (with such fair market value determined in accordance with the definition of fair market value under the Plan or, if the Company is not then publicly traded, based on enterprise value with no discounts). The RSU Replacement Award will be in the form of Exhibit E attached hereto.
9. Supplemental Executive Retirement Plan:
     (a) You will be eligible to participate in Harman’s Supplemental Executive Retirement Plan, as amended and restated as of October 1, 1999, and as further amended effective September 24, 2002 (the “SERP”). Your annual age 65 single life annuity benefit with 120 months certain under the SERP (“Normal Retirement Benefit”) will be equal to 50% of the Average Compensation (as defined thereunder), provided that (i) for purposes of determining your Average Cash Compensation your compensation as recognized under your prior employer’s SERP for 2003, 2004, 2005 and 2006 shall be taken into account as Compensation under the SERP, and (ii) your Compensation (as defined under the SERP) for 2007 shall be deemed to be the sum of your Base Salary and Target Bonus; provided, however, that if after the eighteen month anniversary of your start date, you die or incur a Disability, or your employment is terminated by Harman without Cause or by you for Good Reason, Average Compensation shall be based on the three consecutive calendar years in which your Compensation is highest (i.e., with Harman, taking into account (ii) above, or as recognized under your prior employer’s SERP). Your Normal Retirement Benefit will be fully vested at all times.
     (b) Your Normal Retirement Benefit will be offset by the annual age 65 single life annuity benefit (actuarially adjusted to include a 120 months certain feature) at your prior employer accrued as of December 31, 2006 (a calculation of which has previously been provided by you to Harman) without regard to whether or not you receive it, or when it commences. Your Normal Retirement Benefit shall be actuarially adjusted to reflect the earlier commencement of your benefit hereunder based upon the actuarial factors currently set forth in the penultimate sentence of Section 5.06 of the SERP. The SERP obligation to you may not be terminated or reduced, or otherwise amended during your employment with Harman (notwithstanding any other provision of the SERP) without your prior written consent, except as required by law.
     (c) You will be credited with all years of service with your prior employer for purposes of determining your eligibility for the early commencement of benefits under the SERP.

Mr. Dinesh Paliwal
May 8, 2007

     (d) Your Pre-Retirement Death Benefit under the SERP will be equal to three times your highest Compensation, with Compensation for 2007 equal to the sum of your Base Salary and Target Bonus.
10. Company Car: You will have use of a company-leased automobile at the full sized luxury level, with a lease payment of approximately $2,500 per month. Harman will bear the car expenses (i.e., gasoline, insurance, car tax, repairs) associated with the business use of the company car. You may use the company car for private purposes, however taxes imposed with respect to private usage will be borne by you.
11. Severance: If your employment is terminated by Harman without Cause or by you for Good Reason (see definitions of “Cause” and “Good Reason” in the attachment), you will receive (i) a pro rata annual bonus for the fiscal year of termination based on actual performance (but with a 100% individual factor) and the portion of the fiscal year that you were employed, subject to any guarantee, and paid in the calendar year in which such fiscal year ends when bonuses are paid to other Harman executives but in any event prior to December 31 of such year (the “Pro Rata Bonus”); (ii) any unpaid bonus for the fiscal year preceding the year of termination based on actual performance for such year (but with a 100% individual factor if the bonuses for such year had not been determined for all Harman senior executives prior to such termination), subject to any guarantee, and paid in the calendar year in which the fiscal year ends when bonuses are paid to other Harman executives but in any event prior to December 31 of such year (the “Prior Year Bonus”); (iii) a severance payment equal to twice the sum of (X) your annual Base Salary at the time of your termination plus (Y) your target annual bonus at the time of your termination paid in a lump sum promptly after your termination, subject to “Delay” pursuant to the Section 409A Delay provision below. In addition, a prorated number of any unvested shares of your Restricted Stock Award, your Inducement Stock Award and your Stock Option Award (all based on the number of partial and completed months employed during the respective vesting periods) shall vest on such termination provided that no fewer than 30,000 shares of restricted stock (less any shares of such Restricted Stock Award or Inducement Stock Award previously vested) shall vest on such termination and your Equity Replacement Award and RSU Replacement Award will become fully vested and, in the case of the Equity Replacement Award, unrestricted (but the RSU Replacement Award shall still not be paid out until March 1, 2008). Such payments will be subject to the execution by you of a release in substantially the form annexed hereto as Exhibit F.
12. Change in Control:
     (a) Simultaneous herewith Harman is entering into a severance agreement with you in the form of Exhibit G. The Severance Agreement will provide that the consummation of the transaction contemplated by the Agreement and Plan of Merger among KHI Parent Inc., KHI Merger Sub Inc. and Harman International Industries, Incorporated, dated as of April 26, 2007 (the “KKR Transaction”), shall not constitute a Change in Control for purposes of your

Mr. Dinesh Paliwal
May 8, 2007

Severance Agreement; provided further that such Severance Agreement will not exempt the KKR Transaction from the excise tax gross-up provisions contained in Section 5 thereof.
     (b) Anything herein, or in any plan or agreement of Harman to the contrary notwithstanding (including, without limitation, your Stock Option Award, Restricted Stock Award, Inducement Stock Award, Equity Replacement Award and RSU Replacement Award agreements), the consummation of the KKR Transaction will be disregarded as a “Change in Control” under such plans and agreements except to the extent provided in the prior sentence.
13. Other Benefits: Additional benefits, as defined by Harman policies in effect from time to time applicable to other executive officers of Harman, will include medical, dental, vision, life insurance, short and long-term disability, tuition reimbursement for you, 401(k) Retirement Savings Plan, vacation (of at least four weeks), and all paid holidays. In addition, you will be provided with life insurance coverage (beside that under the SERP) of at least $3.5 million, accidental death and disability coverage of at least $3.5 million and long term disability coverage of at least sixty five percent of Base Salary.
14. Accrued Amounts. On any termination of your employment you shall receive payment for any accrued but unpaid Base Salary, any accrued but unused vacations, reimbursements of any incurred but unreimbursed business expenses and any other amounts then due pursuant to the terms of any Company benefit or equity plan, program or payroll practice (“Accrued Amounts”).
15. Death. Upon your death while employed, your beneficiary or estate shall receive your Accrued Amounts, the Prior Year Bonus and the Pro Rata Bonus.
16. Disability. You shall be deemed to incur a “Disability” in the event you have been unable to perform your material duties for six (6) consecutive months as a result of physical or mental incapacity (“Disability”). During your incapacity, prior to your termination for Disability you shall be entitled to compensation and benefits as if you were actively at work, provided, however, that the Board may temporarily assign your duties to other executives during the period of your incapacity without it being deemed “Good Reason.” Your employment shall automatically terminate at the end of such six (6) month period unless you and the Company agree otherwise. Upon any such termination you shall receive your Accrued Amounts, your Pro Rata Bonus and your Prior Year Bonus.
17. Business Expenses. The Company shall promptly reimburse your reasonable businesses expenses incurred in performing your duties upon presentation of documentation in accordance with Company policy. Travel for business purposes shall be on the same basis as permitted for the Executive Chairman. Connecticut shall be treated as your primary business location and any travel away from there shall be treated as a business trip. You shall have no after tax cost for any business expense or reimbursement thereof.
18. Code Section 409A: To the extent that there is a material risk that any payments under this letter, the Severance Agreement or any grant may result in the imposition of an additional tax to you under Internal Revenue Code Section 409A (“Section 409A”), Harman will

Mr. Dinesh Paliwal
May 8, 2007

reasonably cooperate with you to amend this letter and related documents such that such documents and payments thereunder comply with Section 409A without materially changing the economic value of this letter or the arrangements hereunder to either party.
19. Section 409A Delay. If you are at the time of your separation from service with Harman (other than as a result of your death) a “Specified Employee”, as such term is defined under Section 409A, any payment due to you hereunder that indicates it is subject to the Section 409A Delay shall be delayed until the earlier of your death or six (6) months after your separation from service (as defined under Section 409A) and shall then be promptly paid to you in a lump sum, together with interest for the period of delay, compounded annually, equal to the prime rate (as published in the Wall Street Journal) in effect as of the date the payment should otherwise have been provided.
20. Legal Fees: Whether or not you accept this offer, Harman will pay the reasonable legal fees and disbursements relating to the negotiation and documentation of your employment arrangements with Harman and any negotiations with any acquirer or proposed acquirer of Harman with respect to such acquisition or proposed acquisition and any continued employment arrangements therewith promptly upon presentation of invoices therefor and, to the extent such amount would be taxable to you, pay you an additional amount at such time so that you would have no after tax cost.
21. Miscellaneous. Harman will, in connection with your employment, withhold from any compensation and benefits payable to you all federal, state, city or other taxes as Harman is required to withhold pursuant to any law or government regulation or ruling.
You shall not be required to mitigate Harman’s obligations under Section 10 by seeking other employment. The payments due to you under Section 10 shall not be subject to offset by any remuneration received from a subsequent employer. There shall be no offset against amounts or benefits due you under this Agreement or otherwise on account of any claim Harman may have against you.
This Agreement may not be assigned by Harman except to an acquirer of all or substantially all of its assets and then only if such acquirer promptly delivers to you a written assumption of Harman’s obligations hereunder.
Harman shall indemnify and hold you harmless (including advancement of legal fees) to the maximum extent permitted by applicable law with regard to any actions or inactions as an officer or director of Harman or any other entity at its request or as a fiduciary of any benefit plan. In addition, Harman shall cause you to be covered under any directors and officers or fiduciary liability policy it maintains with regard to the indemnification. The obligations hereunder shall survive any termination of your service in any such role for so long as liability exists with regard to such period of service.
Harman is not hereby offering you lifetime employment or employment for a fixed or implied period of time. Either you or Harman may terminate your employment at any time, with or

Mr. Dinesh Paliwal
May 8, 2007

without cause or reason. Your employment relationship cannot be changed except in a written document signed by you and the Executive Chairman of Harman (or other Board member or Harman officers designated by the Board).
Any dispute concerning termination of your employment, this Agreement, or any related document shall be resolved by final and binding arbitration before a neutral arbitrator. The arbitrator shall be selected by mutual agreement or in accordance with the procedures of the American Arbitration Association and the commercial arbitration rules of the American Arbitrators Association shall apply. Such arbitration shall be conducted in Stamford, Connecticut. The law of Delaware (other than its conflict of laws rules) shall govern any such dispute, and the arbitrator shall not have authority to vary or alter the terms of this letter. In the event the arbitrator determines that you are the prevailing party in any arbitration, Harman shall promptly pay your legal fees and disbursements incurred in connection therewith, as well as all costs of the AAA and the arbitrator.
You acknowledge and agree that your acceptance of this offer will violate no agreements or arrangements with any other individuals or entities, or duties to your current employer. Harman represents that this offer and the documents related hereto have been approved by all persons or bodies whose action is required and when accepted by you will be fully binding on Harman. The parties acknowledge that it is intended that the Executive Chairman remain the “principal executive officer” as such term is defined under Rule 13a-14 of the Securities Exchange Act of 1934 until after the Form 10-K is filed for the fiscal year ending June 30, 2007 and until such filing is completed, the Executive Chairman shall retain and utilize such authority and control as is necessary to accomplish the foregoing. Harman represents and warrants that the financial statements of Harman filed with the SEC for, or during, the 2005, 2006 and 2007 fiscal years are true and correct in all material respects.
[INTENTIONALLY OMITTED]

Mr. Dinesh Paliwal
May 8, 2007

Please sign and return the original of this letter. You should retain one copy of this letter for your files.
I look forward to working with you and to our shared further development of this outstanding company.

Sincerely,

/s/ Sidney Harman
Sidney Harman
Executive Chairman
I accept your offer of employment and agree to the provisions stated in this letter. I acknowledge and agree that this letter and the other documents referred to herein constitutes the entire agreement between Harman and me and supersedes all prior verbal or written agreements, arrangements or understandings pertaining to my offer of employment. I understand that I am employed at will and that my employment can be terminated at any time, with or without cause, at the option of either Harman or me.

ACCEPTED AND AGREED:

/s/ Dinesh Paliwal
Dinesh Paliwal
Date: May 8, 2007

Mr. Dinesh Paliwal
May 8, 2007

Letter Attachment
Termination Definitions
“Cause” means:
(i)	You have been convicted of a felony;
(ii)	You have engaged in conduct that constitutes willful gross neglect or willful gross misconduct with respect to your employment duties which results in material economic harm to Harman.
No act or omission on your part shall be considered “willful” unless it is done by you in bad faith and without reasonable belief that your action was in the best interests of Harman.
The foregoing notwithstanding, Harman may not terminate your employment for Cause unless: (x) a determination that Cause exists is made and approved by three-quarters (3/4) of Harman’s Board (excluding you), (y) you are given at least 10 days prior written notice of the Board meeting called to make such determination, and (z) you and your legal counsel are given the opportunity to address such meeting prior to a vote of the Board.
“Good Reason” means any of the following without your prior written consent:
(i)	Reduction by Harman of your base salary or target bonus opportunity;

(ii)	Failure by Harman’s stockholders to elect or to reelect you as a member of the Board; or failure by the Board to use all reasonable efforts consistent with legal requirements and NYSE listing requirements to appoint you to the Board as of your start date;

(iii)	A diminution in any of your titles or a material diminution in your duties or responsibilities or the assignment to you of any duties or responsibilities inconsistent with your position and status as President, CEO and Vice Chairman (it being understood that the continuation of your duties with a successor (whether Harman or a successor is publicly-traded or privately-held) without such a material diminution following a Change of Control shall not constitute “Good Reason”);

(iv)	A change in your reporting relationship such that you no longer report directly to the Executive Chairman (so long as it is the current Executive Chairman) or the Board or a change such that all employees (other than the Executive Chairman) do not report directly or indirectly only to you; or

(v)	Any purported termination by Harman of your employment otherwise than as expressly permitted by this letter agreement;

(vi)	Any material breach of any provision of this Agreement by Harman.

Mr. Dinesh Paliwal
May 8, 2007

Provided that you must provide written notice to Harman of the existence of the Good Reason no later than 90 days after its initial existence and Harman shall have a period of 30 days following its receipt of your written notice during which it may remedy in all materials respects the Good Reason condition identified in such written notice; and you must terminate your employment with Harman no less than 1 year following the initial existence of the Good Reason condition identified in such written notice.

EXHIBIT F
General Release
     Harman International Industries, Incorporated, its affiliates, subsidiaries, divisions, successors and assigns in such capacity, and the current, future and former employees, officers, directors, trustees and agents thereof (collectively referred to throughout this Agreement as “Employer”) and Dinesh Paliwal, his heirs, executors, administrators, successors and assigns (collectively referred to throughout this Agreement as “Employee”) agree:
     1. Last Day of Employment. Employee’s last day of employment with Employer is DATE. In addition, effective as of DATE, Employee resigns from his position as President, Chief Executive Officer and Vice Chairman of Harman International Industries, Incorporated, and will not be eligible for any benefits or compensation after DATE, other than as specifically provided in Paragraph 10 of the letter agreement between the Employer and Employee, dated as of May 8, 2007 (the “Letter Agreement”), in the Severance Agreement between the Employer and Employee, dated as of May 8, 2007 (the “Severance Agreement”) to the extent that it becomes applicable, and his right to indemnification and directors and officers liability insurance. Employee further acknowledges and agrees that, after DATE, he will not represent himself as being a director, employee, officer, trustee, agent or representative of the Employer for any purpose. In addition, effective as of DATE, Employee resigns from all offices, directorships, trusteeships, committee memberships and fiduciary capacities held with, or on behalf of, the Employer or any benefit plans of the Employer. These resignations will become irrevocable as set forth in Section 3 below.
     2. Consideration. The parties acknowledge that this General Release is being executed in accordance with Section 10 of the Letter Agreement.
     3. Revocation. Employee may revoke this General Release for a period of seven (7) calendar days following the day he executes this General Release. Any revocation within this period must be submitted, in writing, to Employer and state, “I hereby revoke my acceptance of our General Release.” The revocation must be personally delivered to the Company’s Chief Legal Officer, or his/her designee, or mailed to Employer, 1101 Pennsylvania Avenue, NW, Suite 1010, Washington, D. C. 20004, and postmarked within seven (7) calendar days of execution of this General Release. This General Release shall not become effective or enforceable until the revocation period has expired. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in Washington, D.C., then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.
     4. General Release of Claim. Employee knowingly and voluntarily releases and forever discharges Employer from any and all claims, causes of action, demands, fees and liabilities of any kind whatsoever, whether known and unknown, against Employer, Employee has, has ever had or may have as of the date of execution of this General Release, including, but not limited to, any alleged violation of:

•	The National Labor Relations Act, as amended;

•	Title VII of the Civil Rights Act of 1964, as amended

•	The Civil Rights Act of 1991;

•	Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

•	The Employee Retirement Income Security Act of 1974, as amended;

•	The Immigration Reform and Control Act, as amended;

•	The Americans with Disabilities Act of 1990, as amended;

•	The Age Discrimination in Employment Act of 1967, as amended;

•	The Older Workers Benefit Protection Act of 1990;

•	The Worker Adjustment and Retraining Notification Act, as amended;

•	The Occupational Safety and Health Act, as amended;

•	The Family and Medical Leave Act of 1993, as amended;

•	The Connecticut Human Rights Act, as amended;

•	The Washington, D.C. Human Rights Act, as amended

•	The Connecticut Wage Payment and Collection Act, as amended;

•	The Washington, D.C. Wage Payment and Wage Collection Law, as amended;

•	Equal Pay Law for Connecticut, as amended;

•	Equal Pay Law for Washington DC, as amended;

•	Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;

•	Any public policy, contract, tort, or common law; or

•	Any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters.
     Notwithstanding anything herein to the contrary, the sole matters to which the General Release do not apply are: (i) the Employee’s rights of indemnification and directors and officers liability insurance coverage to which he was entitled immediately prior to DATE with regard to his service as an officer and director of the Employer (including, without limitation, under Paragraph 20 of the Letter Agreement); (ii) the Employee’s rights under any tax-qualified pension or claims for accrued vested benefits under any other employee benefit plan, policy or arrangement maintained by the Employer or under COBRA; (iii) the Employee’s rights under the provisions of the Letter Agreement, the Severance Agreement, and documents referred to in either of such agreements, which are intended to survive termination of employment; (iv) the Severance Agreement to the extent that it becomes applicable; or (v) the Employee’s rights as a stockholder.
     5. No Claims Permitted. Employee waives his right to file any charge or complaint against Employer arising out of his employment with or separation from Employer before any federal, state or local court or any state or local administrative agency, except where such waivers are prohibited by law. This Release, however, does not prevent Employee from filing a charge with the Equal Employment Opportunity Commission, any other federal government agency, and/or any government agency concerning claims of discrimination, although Employee waives his right to recover any damages or other relief in any claim or suit brought by or through the Equal Employment Opportunity Commission or any other state or local agency on behalf of Employee under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964 as amended, the Americans with Disabilities Act, or any other federal or state discrimination law, except where such waivers are prohibited by law.
     6. Affirmations. Employee affirms he has not filed, has not caused to be filed, and is not presently a party to, any claim, complaint, or action against Employer in any forum or form. Employee further affirms that he has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which he may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to him, except as provided in Paragraph 10 of the Letter Agreement. Employee also affirms he has no known workplace injuries.
     7. Cooperation; Return of Property. Employee agrees to reasonably cooperate with the Employer and its counsel in connection with any investigation, administrative proceeding or litigation relating to any matter that occurred during his employment in which he was involved or of which he has knowledge. The Employer will reimburse the Employee for any reasonable out-of-pocket travel, delivery or similar expenses incurred in providing such service to the Employer. Employee represents that he has returned to the Employer all property belonging to the Employer, including but not limited to any leased vehicle, laptop, cell phone, keys, access cards, phone cards and credit cards, provided that the Executive may retain, and the Company shall cooperate in transferring, his cell phone number, his rolodex and other address books.
     8. Governing Law and Interpretation. This General Release shall be governed and conformed in accordance with the laws of the State of Delaware without regard to its conflict of laws provision. In the event Employee or Employer breaches any provision of this General Release, Employee and Employer affirm either may institute an action to specifically enforce any term or terms of this General Release. Should any provision of this General Release be declared illegal or unenforceable by any court of competent jurisdiction and should the provision be incapable of being modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this General Release in full force and effect. Nothing herein, however, shall operate to void or nullify any general release language contained in the General Release.
     9. Nonadmission of Wrongdoing. Employee agrees neither this General Release nor the furnishing of the consideration for this Release shall be deemed or construed at any time for any purpose as an admission by Employer of any liability or unlawful conduct of any kind.
     10. Amendment. This General Release may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this General Release.
     11. Entire Agreement. This General Release sets forth the entire agreement between the parties hereto and fully supersedes any prior agreements or understandings between the parties; provided, however, that notwithstanding anything in this General Release, the provisions in the Letter Agreement, the Severance Agreement, and the documents referred to in either of such agreements which are intended to survive termination of the Letter Agreement shall survive and continue in full force and effect. Employee acknowledges he has not relied on any representations, promises, or agreements of any kind made to him in connection with his decision to accept this General Release.
     EMPLOYEE HAS BEEN ADVISED THAT HE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO REVIEW THIS GENERAL RELEASE AND HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS GENERAL RELEASE.
     EMPLOYEE AGREES ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS GENERAL RELEASE DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.
     HAVING ELECTED TO EXECUTE THIS GENERAL RELEASE, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THE SUMS AND BENEFITS SET FORTH IN THE LETTER AGREEMENT, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS HE HAS OR MIGHT HAVE AGAINST EMPLOYER.

     IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this General Release as of the date set forth below:

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

By:

Name:

Title:

Date:	Date: